Exhibit 10.21

MAGUIRE PROPERTIES, INC.

333 S. GRAND AVENUE, SUITE 400

LOS ANGELES, CALIFORNIA 90071

January 1, 2006

Mr. Peter K. Johnston

[address]

RE:	EMPLOYMENT AGREEMENT

Dear Peter:

Maguire Properties, Inc. (the “REIT”) and Maguire Properties, L.P. (the “Operating Partnership” and together with the REIT, the “Company”) are pleased to offer you the position of Senor Vice President, Major Lease Transactions of the REIT and the Operating Partnership on the terms set forth below, effective as of January 1, 2006 (the “Effective Date”).

1. POSITION, DUTIES AND RESPONSIBILITIES. As of the Effective Date, you will initially be employed as Senior Vice President, Major Lease Transactions of the Company, and within thirty (30) days of the execution and delivery of this letter agreement between the parties your title will automatically change to Senior Vice President, Leasing of the Company, and the Company will advise the other leasing executives of your position, including for reporting purposes. In the capacity of Senior Vice President, Leasing , you will have such duties and responsibilities as are normally associated with such position, including completion of leases in Company projects to the maximum extent possible consistent with the leasing underwriting assumptions of the Company. Your duties may be changed from time to time by the Company, consistent with your position. You will report to the Chief Executive Officer of the Company, as applicable, and will work at our principal offices located in downtown Los Angeles (or such other location in the Los Angeles area, including Santa Monica, as the Company may utilize as its principal offices), except for travel to other locations as may be necessary to fulfill your responsibilities. At the Company’s request, you will serve the Company and/or its subsidiaries and affiliates in other offices and capacities in addition to the foregoing. In the event that you serve in any one or more of such additional capacities, your compensation will not be increased beyond that specified in this letter agreement. In addition, in the event your service in one or more of such additional capacities is terminated, your compensation, as specified in this letter agreement, will not be diminished or reduced in any manner as a result of such termination for so long as you otherwise remain employed under the terms of this letter agreement.

2. BASE COMPENSATION. During your employment with the Company, the Company will pay you a base salary of $300,000 per year, less payroll deductions and all required withholdings, payable in accordance with the Company’s normal payroll practices and prorated for any partial month of employment. Your base salary may be subject to increase pursuant to the Company’s policies as in effect from time to time.

3. ANNUAL BONUS. During your employment with the Company, in addition to the base salary set forth above, you will be eligible to participate in the Company’s incentive bonus plan for annual bonus purposes applicable to similarly situated Senior Vice Presidents of the Company. The amount of your annual bonus will be based on the attainment of Company performance criteria established and evaluated by the Company in accordance with the terms of such bonus plan as in effect from time to time, provided that, subject to the terms of such bonus plan, your target annual bonus will be $100,000, but the actual bonus shall range from $0 to $200,000. Notwithstanding the treatment of other similarly situated Senior Vice Presidents under the incentive bonus plan, the determination of your annual bonus shall be based strictly on the component of the bonus plan relating to the Company’s attainment of objective financial criteria established in accordance with the terms and condition of such bonus plan, without regard to your personal performance of the component of the bonus plan relating to individual performance.

4. LEASING BONUS. In addition to the annual bonus, the Company shall pay you a bonus (the “Leasing Bonus”) equal to $0.75 per square foot of rentable area leased during the term of your employment (regardless of whether such leases resulted from your efforts) pursuant to leases for space in the portfolio of assets owned by the Company as of January 1, 2006 as summarized on Exhibit “A” hereto. The amount of the Leasing Bonus shall be reviewed each year and reset by mutual agreement as the portfolio of Company assets and inventory of available space for leasing change (the prior year’s amount shall continue unless and until reset by mutual agreement). Any Leasing Bonus due you will be paid within thirty (30) days after the end of the calendar quarter(s) in or after which the applicable lease(s) have been executed. A lease will be deemed to have been “executed” in a given calendar quarter if the tenant executes and delivers to landlord or landlord’s counsel the fully-negotiated lease in such calendar quarter and landlord executes and delivers such lease to the tenant or its agent at any time, provided, however, that if landlord decides in good faith not to execute such lease, such lease shall no longer be considered for purposes of calculating bonus eligibility. Notwithstanding the foregoing of the actual Leasing Bonus paid to you, the parties agree that no later than each April 30th during the term of your employment, there shall be a reconciliation of eligible leases to take into account any lease which had previously met the foregoing “executed” conditions, but which tenant subsequently terminated prior to the commencement date thereunder by tenant’s exercise of a termination right explicitly set forth in the lease, provided that no adjustment shall be made during such reconciliation for terminations which results from a mutual agreement or renegotiation of landlord and tenant under a given lease, nor shall the reconciliation apply to any tenant termination rights which may exist after the lease commencement date. Amounts paid you, but subsequently identified through the reconciliation as overpayment, shall automatically be credited against subsequent Leasing Bonus otherwise payable you in the order due. For purposes hereof, executed leases shall include renewal or extension existing leases and expansion of existing leases. A Leasing Bonus will be due for leases approved and executed by landlord even if “pro forma rents” are not achieved.

5. BENEFITS AND VACATION. During your employment with the Company, you will be eligible for standard benefits, such as savings and retirement plans (i.e. 401k), medical insurance, sick leave, vacations and holidays to the extent applicable generally to other similarly situated executives of the Company. You will not participate in the Company’s equity plan or other long term incentive programs.

6. COMPENSATION GROSS-UP. The amount of compensation payable to you pursuant to Sections 2, 3, 4 and 5 above will be “grossed up” as necessary (on an after-tax basis) to compensate for any additional social security withholding taxes due as a result of your shared employment by the Operating Partnership, the REIT and, if applicable, any subsidiary and/or affiliate thereof.

7. CONFIDENTIAL AND PROPRIETARY INFORMATION. As a condition of your employment with the Company, you agree that during the term of such employment and any time thereafter, you will not directly or indirectly disclose or appropriate to your own use, or the use of any third party, any trade secret or confidential information concerning the REIT, the Operating Partnership, Maguire Properties Services, Inc., a Maryland corporation, their respective subsidiaries or affiliates (collectively, the “Maguire Group”) or their business, whether or not developed by you, except as it is required in connection with your services rendered for the Company. You further agree that, upon termination of your employment, you will not receive or remove from the files or offices of the Maguire Group any originals or copies of documents or other material maintained in the ordinary course of business of the Maguire Group, and that you will return any such documents or materials otherwise in your possession. You further agree that, upon termination of your employment, you will maintain in strict confidence the projects in which any member of the Maguire Group is involved or contemplating.

8. NON-SOLICITATION. You further agree that during the term of such employment and for one year after your employment is terminated, you will not directly or indirectly solicit, induce, or encourage any employee, consultant, agent, customer, vendor, or other parties doing business with any member of the Maguire Group to terminate their employment, agency, or other relationship with the Maguire Group or such member or to render services for or transfer their business from the Maguire Group or such member and you will not initiate discussion with any such person for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

9. AT-WILL EMPLOYMENT. Your employment with the Company is “at-will,” and either you or the Company may terminate your employment for any reason whatsoever (or for no reason) by giving 30 days prior written notice of such termination to the other party. This at-will employment relationship cannot be changed except in a writing signed by you and an authorized representative of the Company.

10. NON-CAUSE TERMINATION. Should the Company terminate your employment without “cause” (as defined below), then, in addition to any other amounts payable to you through the date of termination of your employment or pursuant to Section 4 of this letter agreement, the Company will pay you, as follows:

(a) if the termination occurs during the 2006 calendar year, a lump-sum cash severance payment equal to $1,000,000;

(b) if the termination occurs during the 2007 calendar year, a lump-sum cash severance payment equal to $1,000,0000;

(c) if the termination occurs any time thereafter (i.e. January 1, 2008 or later), a lump-sum cash severance payment equal to the sum of (x) 100% of your then current annual base salary, plus (y) an amount equal to the average annual Leasing Bonus paid to you pursuant to Section 4 of this agreement for the calendar years of your employment prior to the calendar year of your termination;

provided, however, that in no event shall you your estate or beneficiaries be entitled to any payments under this letter agreement upon any termination of your employment by reason of your total and permanent disability or your death. The existence of “cause” for termination by the Company shall be limited to the following: (a) failure by you to effectively perform your duties hereunder after being advised of such failure and not correcting your performance within thirty (30) days of receipt of such notice; (b) your conviction of a felony or any crime involving moral turpitude; (c) fraud, misrepresentation, or breach of trust by you in the course of your employment which materially and adversely affects any member of the Maguire Group or any assets of the Maguire Group; or (d) a breach of any material provision of this letter agreement. Your right to receive the severance payments set forth herein is conditioned on and subject to your execution and non-revocation of a general release of claims against the Maguire Group, in a form reasonably acceptable to the Company.

11. COMPANY RULES AND REGULATIONS. As an employee of the Company, you agree to abide by Company rules and regulations as set forth in the Company’s Employee Handbook or as otherwise promulgated.

12. PAYMENT OF FINANCIAL OBLIGATIONS. The payment or provision to you by the Company of any remuneration, benefits or other financial obligations pursuant to this letter agreement will be allocated to the Operating Partnership, the REIT and, if applicable, any subsidiary and /or affiliate thereof in accordance with the Employee Sharing and Expense Allocation Agreement, by and between the REIT, the Operating Partnership, and Maguire Properties Services, Inc., as in effect form time to time.

13. WITHHOLDING. The Company may withhold from any amounts payable under this Letter agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

14. ENTIRE AGREEMENT. As of the Effective Date, this letter agreement and the employment terms set forth herein comprise the final, complete and exclusive agreement between you and the Company with respect to the subject matter hereof and replace and supersede any and all other agreements, offers or promises, whether oral or written, made to you by any member of the Maguire Group, including without limitation, that certain Consulting Agreement for Leasing Management, dated April 15, 2005, between the Operating Partnership and Dillon Johnston & Associates, LLC (the “Consulting Agreement”), which agreement shall be deemed terminated effective as of the Effective Date, provided, that notwithstanding terms of that agreement to contrary (if any), Dillon Johnston & Associates, LLC shall remain entitled to receive the “Leasing Bonus” payable under Section 4.2 of the Consulting Agreement for lease(s) “executed” during the period commencing as of the Effective Date and terminating as of March 31, 2006, provided, further, that no Leasing Bonus shall be payable under this letter agreement for any such leases(s) and no other bonus or other compensation shall be considered earned or payable to you or Dillon Johnston & Associates, LLC under the Consulting Agreement. Without limiting the foregoing, you agree that any such agreement, offer or promise between you and any member of the Maguire Group (or any representative thereof) is hereby terminated and will be of no further force or effect, and you acknowledge and agree that upon your execution of this letter agreement, you will have no right or interest in or with respect to any such agreement, offer or promise except as expressly set forth in the preceding sentence.

15. NO VIOLATION. You hereby represent and warrant to the Company that neither your execution of this letter agreement nor your employment by the Company will violate or result in a breach of any employment, severance, confidentiality or similar agreement between you and any other employer or person.

16. PROOF OF RIGHT TO WORK. As required by law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

[SIGNATURE PAGE FOLLOWS]

Please confirm your agreement to the foregoing by signing and dating the enclosed duplicate original of this letter agreement in the space provided below or your signature and returning it to Mark Lammas. Please retain one fully-executed original for your files.

Sincerely,

Maguire Properties, Inc.

a Maryland corporation

By: /s/ Mark Lammas

Name: Mark Lammas

Title: SVP

Maguire Properties, L.P.,

a Maryland limited partnership

By: Maguire Properties, Inc.

Its: General Partner

By: /s/ Mark Lammas

Name: Mark Lammas

Title: SVP

Accepted and Agreed,

this 8th day of February, 2006.

By: /s/ Peter K. Johnston

Peter K. Johnston